Exhibit 99.1

March 12, 2010	News Release FOR IMMEDIATE RELEASE
ARCHER DANIELS MIDLAND COMPANY ANNOUNCES RESULTS
OF TENDER OFFERS FOR $500 MILLION OF ITS OUTSTANDING DEBT
     Archer Daniels Midland Company (NYSE: ADM) today announced the results of its previously announced cash tender offers for $500 million principal amount of its outstanding debentures (the “Debentures”), which expired at 12:00 midnight, New York City time, on March 11, 2010.
     The table below identifies the principal amount of each series of Debentures validly tendered and not validly withdrawn in the tender offers based on information provided by D.F. King & Co., Inc., the depositary and information agent. The table also identifies the principal amount of each series of Debentures that ADM has accepted for purchase under the terms of the Offer to Purchase dated February 11, 2010.

Title of	Acceptance	Principal	Principal	Principal
Series	Priority	Amount	Amount	Amount
(CUSIP No.)	Level	Outstanding	Tendered	Accepted
6.45% Debentures	1	$500,000,000	$284,559,000	$284,559,000
due January 2038 (CUSIP No. 039483AX0)
7% Debentures	2	$400,000,000	$154,332,000	$154,332,000
due February 2031 (CUSIP No. 039483AS1)
7.5% Debentures	3	$343,000,000	$116,139,000	$61,109,000
due March 2027 (CUSIP No. 039483AM4)
     As the aggregate principal amount of Debentures tendered exceeds the $500 million tender cap, Debentures will be purchased in accordance with the applicable acceptance priority level and prorated as provided in the Offer to Purchase. As previously announced, the tender offers for ADM’s 6.625% Debentures due May 2029 (CUSIP No. 039483AR3), 6.75% Debentures due December 2027 (CUSIP No. 039483AN2) and 8.375% Debentures due April 2017 (CUSIP No. 039483AH5) representing the lowest priority levels in the original tender offers were terminated and, therefore, these series are not included in the table above. Any tendered Debentures not accepted will be promptly returned to the holders thereof.
     For additional information regarding the tender offers, please contact the dealer managers, Barclays Capital Inc. at (800) 438-3242 (toll free) or (212) 528-7581 (collect), BNP Paribas Securities Corp. at (212) 841-3059 (collect), or HSBC Securities (USA) Inc. at (888) HSBC-4LM (toll free) or (212) 525-5552 (collect) or the information agent, D.F. King & Co., Inc. at (800) 659-5550 (toll free) or (212) 269-5550 (collect).
     This press release is not an offer to purchase or a solicitation of acceptance of the tender offers.

About ADM
     Every day, the 28,000 people of Archer Daniels Midland Company (NYSE: ADM) turn crops into renewable products that meet the demands of a growing world. At more than 230 processing plants, we convert corn, oilseeds, wheat and cocoa into products for food, animal feed, chemical and energy uses. We operate the world’s premier crop origination and transportation network, connecting crops and markets in more than 60 countries. Our global headquarters is in Decatur, Illinois, and our net sales for the fiscal year ended June 30, 2009, were $69 billion. For more information about our Company and our products, visit www.adm.com.
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Contact:
ADM Media Relations
217/424-5413
media@adm.com